Tel: 604 688 5421 Fax: 604 688 5132 www.bdo.ca BDO Canada LLP Suite 1100 1055 West Georgia Street Vancouver BC V6E 3P3 Canada BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. Consent of Independent Registered Public Accounting Firm Clever Leaves Holdings Inc. Tocancipá - Cundinamarca, Colombia We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333- 241707), Form S-8 (No. 333-253644) and Form S-3 (No. 333-262183) of Clever Leaves Holdings Inc. (the “Company”) of our report dated March 24, 2022 relating to the consolidated financial statements which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. /s/ BDO Canada LLP Vancouver, Canada March 30, 2023